                            CERTIFICATE OF AMENDMENT
                                       TO
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          CUBIST PHARMACEUTICALS, INC.


           CUBIST PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that:

           FIRST.     The Restated Certificate of Incorporation of the
Corporation is hereby amended by deleting in its entirety Articles FOURTH, FIFTH, SIXTH and SEVENTH thereof and by substituting in lieu thereof the following new Articles FOURTH, FIFTH, SIXTH, SEVENTH, EIGHTH, NINETH, TENTH and
ELEVENTH:


          "FOURTH. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 95,000,000, consisting solely of:

     25,000,000 shares of common stock, $.001 par value per share ("Common Stock"); and

     43,000,000 shares of preferred stock, $.001 par value per share ("Preferred Stock"), of which

          5,000,000 shares of Preferred Stock have been designated as Series A Convertible Preferred Stock, $.001 par value per share ("Series A Preferred Stock");

          14,973,870 shares of Preferred Stock have been designated as Series B Convertible Preferred Stock, $.001 par value per share ("Series B Preferred Stock");

          15,383,646 shares of Preferred Stock have been designated as Series C Convertible Preferred Stock, $.001 par value per share ("Series C Preferred Stock"); and

          2,816,902 shares of Preferred Stock have been designated as Series D Convertible Preferred Stock, $.001 par value per share ("Series D Preferred Stock").
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                                     - 2 -


          At such time as no shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Parity Preferred Stock (as defined in Section 1 below) are issued and outstanding, including without limitation because all of such shares have been converted into shares of Common Stock in accordance with this Restated Certificate of Incorporation, all authorized shares of each such class and series of stock, automatically and without further actions, shall be reclassified as authorized but unissued shares of undesignated Preferred Stock of no particular class or series, and any and all of such shares may thereafter be issued by the Board of Directors of the Company in one or more series, and the terms of any such series may be determined by the Board of Directors, as provided in Section 3 below.

          The following is a statement of the powers, designations, preferences, privileges, and relative, participating, optional, and other special rights of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Parity Preferred Stock and Common Stock, respectively:

          1.  DEFINITIONS.  The following terms shall have the respective
              -----------
     meanings provided therefor below in this Section 1:

          "Applicable Adjustment Price" shall mean (i) with respect to the
           ---------- ---------- -----
     Series A Preferred Stock, the Series A Adjustment Price, (ii) with respect to the Series B Preferred Stock, the Series B Adjustment Price, (iii) with respect to the Series C Preferred Stock, the Series C Adjustment Price,
     (iv) with respect to the Series D Preferred Stock, the Series D Adjustment Price and (v) with respect to each series of Parity Preferred Stock, the Parity Preferred Stock Adjustment Price applicable to such series of Parity Preferred Stock.

         "Applicable Conversion Rate" shall mean (i) with respect to the Series
          ---------- ---------- ----
     A Preferred Stock, the Series A Conversion Rate, (ii) with respect to the Series B Preferred Stock, the Series B Conversion Rate, (iii) with respect to the Series C Preferred Stock, the Series C Conversation Rate, (iv) with respect to the Series D Preferred Stock, the Series D Conversion Rate and
     (v) with respect to each series of Parity Preferred Stock, the Parity Preferred Stock Conversion Rate applicable to such series of Parity Preferred Stock.
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                                          - 3 -


          "Conversion Rates" shall mean, collectively, the Series A Conversion
           ---------- -----
     Rate, the Series B Conversion Rate, the Series C Conversion Rate, the Series D Conversion Rate and the Parity Preferred Stock Conversion Rate applicable to each series of Parity Preferred Stock.

          "Convertible Securities" shall have the meaning provided therefor in
           ----------- ----------
     Section 2.4(e)(i) hereof.

          "Designated Preferred Stock" shall mean the Series A Preferred Stock,
           ---------- --------- -----
     the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Parity Preferred Stock.

         "Original Issuance Price Per Share" shall mean (i) with respect to the
           -------- -------- ----- --- -----
     Series A Preferred Stock, $0.10 per share, subject to Proportional Adjustment, (ii) with respect to the Series B Preferred Stock, $0.50 per share, subject to Proportional Adjustment, (iii) with respect to the Series C Preferred Stock, $0.60 per share, subject to Proportional Adjustment,
     (iv) with respect to the Series D Preferred Stock, $1.42 per share, subject to Proportional Adjustment, and (v) with respect to each series of Parity Preferred Stock, the original issuance price of the first share issued of such series of Parity Preferred Stock, subject to Proportional Adjustment.

          "Parity Preferred Stock" shall mean any and all series of Preferred
           ------ --------- -----
     Stock ranking pari passu with the Series A Preferred Stock, the Series B
                   ---- -----
     Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, as to dividends and liquidation preference.

          "Parity Preferred Stock Adjustment Price" shall mean, at the relevant
          ------ --------- ----- ---------- -----
     time of reference thereto, the quotient obtained by dividing (i) the Original Issuance Price Per Share for such Series of Parity Preferred Stock (without giving effect to any Proportional Adjustment to such Original Issuance Price Per Share) by (ii) the Parity Preferred Stock Conversion Rate in effect at such time for such series of Parity Preferred Stock.

          "Parity Preferred Stock Conversion Rate" shall mean the rate at which
           ------ --------- ----- ---------- ----
     outstanding shares of such series of Parity Preferred Stock may be converted into shares of Common Stock, which rate shall be subject to adjustment from time to time pursuant to Section 2.4(e) hereof.
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                                         - 4 -


          "Proportional Adjustment" shall mean a proportional or other equitable
          ------------ ----------
     adjustment made to the Original Issuance Price Per Share of each series of Designated Preferred Stock upon the occurrence of a stock split, reverse stock split, stock dividend, stock combination, reclassification or other similar change with respect to such series of Designated Preferred Stock.

          "Permitted Shares" shall mean, collectively, (a) any shares of Common
          --------- ------
     Stock or Convertible Securities issued or issuable to employees or consultants, or to persons who were to become employees or consultants, of the Corporation pursuant to stock option, stock incentive, stock appreciation, stock bonus or compensation rights plans or any other employee benefit plans presently in effect or which may hereafter be adopted by the Corporation, or pursuant to stock option, employment, consulting, restricted stock or other agreements or arrangements of any kind, provided, however, that in no event shall the number of such shares
           --------  -------
     of Common Stock referred to in this clause (a) exceed [twenty percent (20%)] of the sum of the shares of Common Stock issued and outstanding from time to time and the shares of Common Stock issuable upon conversion of all series of Designated Preferred Stock; (b) up to 276,484 shares of Common Stock issuable by the Corporation to The Massachusetts Institute of Technology ("MIT") pursuant to that certain License Agreement, which became effective as of November 17, 1992, between the Corporation and MIT; (c) the issuance of up to 125,833 shares of Series C Preferred Stock upon exercise of warrants issued to Comdisco, Inc.; (d) the issuance of up to 240,000 shares of Series C Preferred Stock upon exercise of outstanding options issued to Julius Rebek, Jr. and Paul R. Schimmel; (e) the issuance of up to 240,500 shares of Series B Preferred Stock issuable upon exercise of warrants issued to Comdisco, Inc.; and (f) any shares of Common Stock or Convertible Securities issued or issuable upon conversion of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Parity Preferred Stock or any other Convertible Securities.

          "Series A Adjustment Price" shall mean, at the relevant time of
           ------ - ---------- -----
     reference thereto, the quotient obtained by dividing (i) $0.10 by (ii) the Series A Conversion Rate in effect at such time.

          "Series A Conversion Rate" shall mean the rate at which outstanding
           ------ - ---------- ----
     shares of Series A Preferred Stock may be converted
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                                          - 5 -


     into shares of Common Stock, which rate, on the Series D Original Issuance Date, shall be equal to 1 share of Common Stock for each share of Series A Preferred Stock and thereafter shall be subject to adjustment from time to time pursuant to Section 2.4(e) hereof.

          "Series B Adjustment Price" shall mean, at the relevant time of
           ------ - ---------- -----
     reference thereto, the quotient obtained by dividing (i) $0.50 by (ii) the Series B Conversion Rate in effect at such time.

          "Series B Conversion Rate" shall mean the rate at which outstanding
           ------ - ---------- ----
     shares of Series B Preferred Stock may be converted into shares of Common Stock, which rate, on the Series D Original Issuance Date, shall be equal to 1 share of Common Stock for each share of Series B Preferred Stock and thereafter shall be subject to adjustment from time to time pursuant to
     Section 2.4(e) hereof.

          "Series C Adjustment Price" shall mean, at the relevant time of
           ------ - ---------- -----
     reference thereto, the quotient obtained by dividing (i) $0.60 by (ii) the Series C Conversion Rate in effect at such time.

          "Series C Conversion Rate" shall mean the rate at which outstanding
           ------ - ---------- ----
      shares of Series C Preferred Stock may be converted into shares of Common Stock, which rate, on the Series D Original Issuance Date, shall be equal to 1 share of Common Stock for each share of Series C Preferred Stock and thereafter shall be subject to adjustment from time to time pursuant to
     Section 2.4(e) hereof.

          "Series D Adjustment Price" shall mean, at the relevant time of
           ------ - ---------- -----
     reference thereto, the quotient obtained by dividing (i) $1.42 by (ii) the Series D Conversion Rate in effect at such time.

          "Series D Conversion Rate" shall mean the rate at which outstanding
           ------ - ---------- ----
     shares of Series D Preferred Stock may be converted into shares of Common Stock, which rate, on the Series D Original Issuance Date, shall be equal to 1 share of Common Stock for each share of Series D Preferred Stock and thereafter shall be subject to adjustment from time to time pursuant to
     Section 2.4(e) hereof.

          "Series D Original Issuance Date" shall mean the date of issuance by
           ------ - -------- -------- ----
     the Corporation of the first share of Series D Preferred Stock.

     2. SERIES A PREFERRED STOCK, SERIES B PREFERRED STOCK, SERIES C PREFERRED
        ----------------------------------------------------------------------
     STOCK, SERIES D PREFERRED STOCK AND PARITY PREFERRED STOCK
     ----------------------------------------------------------

          2.1.  Voting.  Except as may be otherwise provided in this Restated
                ------
     Certificate of Incorporation or by law, each series of the Designated Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Designated Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which such share of Designated Preferred Stock is then convertible. The different series of Designated Preferred Stock shall not be construed to constitute different classes of stock for the purposes of voting by classes unless expressly so provided in this Restated Certificate of Incorporation.

          2.2.  Dividends.  The holders of any series of Designated Preferred
                ---------
      Stock shall be entitled to receive, for each share of such series of Designated Preferred Stock, dividends if, when and as declared by the Board of Directors out of funds legally available therefor; provided, however,
                                                           --------  -------
     that, so long as any shares of such series of Designated Preferred Stock shall be outstanding, the Corporation shall not declare or pay any dividend upon any shares of any other series of Designated Preferred Stock or Common Stock, unless the Corporation shall first pay, or simultaneously therewith declare and set apart a sum sufficient for the payment of, a dividend upon all of the outstanding shares of such series of Designated Preferred Stock in a per share amount, computed on an as-converted basis in the manner provided in the sentence below, equal to the per share amount of the dividend upon Common Stock or such other series of Designated Preferred Stock (computed on an as-converted basis in the manner provided in the sentence below), as the case may be. For purposes hereof, the per share amount of any dividend paid or payable upon outstanding shares of any series of Designated Preferred Stock shall be deemed equal to the amount obtained by dividing the dividend paid or payable upon each of such outstanding shares of such series of Designated Preferred Stock by the number of shares of Common Stock into which each such outstanding share of such series of Designated Preferred Stock shall then be convertible.
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                                          - 7 -


          2.3.  Liquidation Preference.
               ----------- ----------

          (a) Preference.  In the event of any liquidation, dissolution or
              ----------
     winding up of the affairs of the Corporation, voluntarily or involuntarily, the holders of outstanding shares of any series of Designated Preferred Stock shall be entitled to receive pro rata, prior to any distribution to the holders of the Common Stock or any other stock ranking junior to such series of Designated Preferred Stock (collectively, "Junior Stock") but pari passu with the rights of holders of outstanding shares of each other
     ---- -----
     series of Designated Preferred Stock to receive their respective liquidation preference pursuant to this Section 2.3(a), a preferential amount with respect to each share of such series of Designated Preferred Stock equal to the sum of (i) the Original Issuance Price Per Share for such series of Designated Preferred Stock and (ii) all dividends and distributions, if any, then declared and unpaid on account of such share. If upon such liquidation, dissolution or winding up, the assets of the Corporation are insufficient (after payment of the liquidation preference of any class or series of preferred stock ranking senior on liquidation to the Designated Preferred Stock) to provide for the payment in full of the liquidation preference payable with respect to each outstanding share of each series of Designated Preferred Stock, such assets as are available shall be paid out pro rata among the outstanding shares of all series of Designated Preferred Stock in proportion to the respective amounts that would be payable in respect of such shares if the liquidation preference payable with respect to each outstanding share of each series of Designated Preferred Stock were paid in full. After payment or setting apart for payment of the liquidation preference payable with respect to each outstanding share of each series of Designated Preferred Stock, the remaining assets of the Corporation, if any, shall be distributed among the holders of the Junior Stock.

          (b) Merger or Acquisition.  A consolidation or merger of the
              ------ -- -----------
     Corporation with or into any other corporation or corporations (other than a merger in which the holders of capital stock of the Corporation immediately prior to the merger directly or indirectly beneficially own a majority of the capital stock of the surviving corporation immediately after the merger), or a sale of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2.3.
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                                     - 8 -


          2.4.  Conversion of Designated Preferred Stock.
                ---------- -- --------------------------

         The holders of outstanding shares of any series of Designated Preferred Stock shall have conversion rights in accordance with the following provisions:

         (a) Right to Convert.  Outstanding shares of each series of Designated
              ----- -- -------
     Preferred Stock may, at the option of the holder thereof, be converted into shares of Common Stock of the Corporation (as such shares of Common Stock may be constituted on the conversion date) at any time and from time to time at the Applicable Conversion Rate for such series of Designated Preferred Stock.

         (b) Mechanics of Conversion.  The holder of a share or shares of any
              -----------------------
     series of Designated Preferred Stock may exercise the conversion right as to any thereof by delivering to the Corporation during regular business hours, at the principal executive offices of the Corporation or at the corporate trust office of any transfer agent of the Corporation for the shares of such series of Designated Preferred Stock or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with addresses) in which the certificate or certificates for Common Stock are to be issued and by payment of any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares in any name other than that of the holder of record on the books of the Corporation of the shares of such series of Designated Preferred Stock converted. Conversion shall be deemed to have been effected on the date such delivery is made, and such date is referred to herein as the "Conversion Date". As promptly as practicable after conversion, the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash in respect of any fraction of a share as provided below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a shareholder of record on the Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a shareholder of record on the next succeeding date on which the transfer books are open, but the Applicable Conversion Rate for the shares of the series of Designated Preferred Stock converted shall be that in effect on the Conversion Date. No payment or adjustment shall be made upon any conversion on account of any dividends declared but unpaid on the shares of any series of Designated Preferred Stock surrendered for conversion or on account of any dividends on the shares of Common Stock issued upon such conversion.

          (c) Mandatory Conversion.  All outstanding shares of each series of
              --------------------
     Designated Preferred Stock shall be deemed automatically converted into shares of Common Stock at the Applicable Conversion Rate for such series of Designated Preferred Stock upon the occurrence of a closing of a public offering for the account of the Corporation of the Common Stock of the Corporation or securities convertible into or exchangeable for shares of Common Stock of the Corporation, (I) where the holders of sixty percent in voting power of the shares of such series of Designated Preferred Stock then outstanding, voting, consenting or otherwise acting as a single class separate from the holders of all other series or classes of capital stock of the Company, elect in writing or at a duly called meeting of stockholders of the Corporation to effect such automatic conversion, or
     (II) where the aggregate sales price of the securities included in such public offering and in all other public offerings for the account of the Corporation of Common Stock or securities convertible into or exchangeable for shares of Common Stock of the Corporation closed prior thereto (before deduction of any underwriting commissions, discounts or commissions or expenses of sale) is at least $15,000,000 and where in such public offering the price per share of Common Stock (or, if securities convertible into or exchangeable for Common Stock have been sold, the aggregate sales price of such securities plus the aggregate consideration payable to the Corporation upon the conversion or exchange of such securities into shares of Common Stock divided by the total number of shares of Common Stock into which such securities are convertible or exchangeable) is not less than (i) if such closing occurs on or prior to the first anniversary of the Series D Original Issuance Date, the amount obtained by dividing $1.56 by the Applicable Conversion Rate for such series of Designated Preferred Stock, as in effect prior to the closing of such public offering, or (ii) if such closing occurs after the first anniversary of the Series D Original Issuance Date, the amount obtained by dividing $1.85 by the Applicable Conversion Rate for such series of Designated Preferred Stock, as in effect prior to the closing of such public offering. On or after the date of the closing of such public offering, and in any event within ten days after receipt of notice, by mail, postage prepaid from the Corporation of the occurrence thereof, each holder of shares of any series of Designated Preferred Stock shall surrender such holder's certificates evidencing such shares at the principal executive offices of the Corporation or at the corporate trust office of any transfer agent for the shares of such series of Designated Preferred Stock or at such other place as may be designated by the Corporation, and shall thereupon be entitled to receive certificates evidencing the number of shares of Common Stock into which such shares of such series of Designated Preferred Stock shall have been converted. On the date of the closing of such public offering, each holder of shares of any series of Designated Preferred Stock shall be deemed to have become a holder of record of the shares of Common Stock issuable upon conversion thereof, notwithstanding that the certificates representing such shares of such series of Designated Preferred Stock shall not have been surrendered as provided above, that notice from the Corporation shall not have been received by any holder of shares of Designated Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such person.

          (d) Fractional Shares.  The Corporation shall not be required to
              -----------------
     issue any fraction of a share upon conversion of any share or shares of any series of Designated Preferred Stock. If more than one share of any series of Designated Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the total number of shares of such series of Designated Preferred Stock so surrendered. If any fractional interest in a share of Common Stock would be deliverable upon conversion, the Corporation shall make an adjustment therefor in cash. Adjustment in cash shall be made on the basis of the current market price of one share of Common Stock on the Conversion Date. A determination of the current market price made in good faith by the Board of Directors for the purposes of this Section 2.4(d) or Section 2.4(e)(iv) hereof shall be conclusive and binding upon all the shareholders of the Corporation.

          (e) Conversion Rate Adjustments.  The Conversion Rates shall be
              ---------------------------
     subject to the following adjustments:

          (i) If the Corporation shall pay to the holders of its Common Stock a dividend in shares of Common Stock or in securities convertible into its Common Stock (the "Convertible Securities"), each of the Conversion Rates, as in effect immediately prior to the record date fixed for the determination of the holders of Common Stock entitled to such dividend, shall be increased, effective at the opening of business on the full business day next following such record date, by multiplying such Conversion Rate by a fraction, the numerator of which is the number of shares of Common Stock issued and outstanding on such record date plus the number of shares of Common Stock issued, or issuable upon conversion of the Convertible Securities issued, in payment of such dividend and the denominator of which is the number of shares of Common Stock issued and outstanding on such record date.

         (ii) If the Corporation shall split the outstanding shares of its Common Stock into a greater number of shares or combine the outstanding shares of its Common Stock into a smaller number of shares, each of the Conversion Rates, as in effect immediately prior to such action, shall be increased in the case of a split or decreased in the case of a combination, effective at the opening of business on the full business day next following the day such action becomes effective, so that each holder of shares of any series of Designated Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holder would have been entitled to receive as a result of such split or combination if such shares of such series of Designated Preferred Stock had been converted immediately prior to the date such split or combination, as the case may be, became effective.

         (iii) If the Corporation shall issue or sell options, warrants or rights to subscribe for or purchase shares of its Common Stock, other than Permitted Shares, at a price per share (plus the consideration per share of Common Stock, if any, received for such options, warrants or rights) less than the Applicable Adjustment Price with respect to any series of Designated Preferred Stock, as in effect immediately prior to such issuance or sale, or to subscribe for or purchase any Convertible Securities at a price per share (plus the consideration per share of Convertible Securities, if any, received for such options, warrants or rights) which when divided by the conversion rate applicable to those Convertible Securities is less than the Applicable Adjustment Price with respect to any series of Designated Preferred Stock, as in effect immediately prior to such issuance or sale, the Applicable Conversion Rate with respect to such series of Designated Preferred Stock, as in effect immediately prior to such issuance or sale, shall be increased, effective at the opening of business on the first full business day next following such issuance or sale, to an amount determined by multiplying such

     Applicable Conversion Rate by a fraction the numerator of which is the number of shares of Common Stock of the Corporation outstanding immediately prior to said date plus the number of shares of Common Stock issuable on exercise of such options, warrants or rights (or, in the case of Convertible Securities, the number of shares of Common Stock into which the Convertible Securities issuable on exercise of such options, warrants or rights would then be convertible) and the denominator of which is the number of shares of Common Stock outstanding immediately prior to said date plus the number of shares of Common Stock of the Corporation which the aggregate subscription or purchase price for the total number of such shares issuable on exercise of such options, warrants or rights (including the consideration, if any, received by the Corporation for such options, warrants or rights) would purchase at the Applicable Adjustment Price with respect to such series of Designated Preferred Stock, as in effect immediately prior to such issuance or sale. On the expiration of such options, warrants or rights, the Applicable Conversion Rate with respect to any then outstanding shares of such series of Designated Preferred Stock shall forthwith be readjusted to the Applicable Conversion Rate for such series of Designated Preferred Stock which would have obtained at the time of such expiration if the adjustment made at the time such options, warrants or rights were issued or sold had been made upon the basis of the issuance of only the number of shares of Common Stock or Convertible Securities actually issued upon the exercise of such options, warrants or rights, but such readjustment shall not affect any conversion theretofore made.
               (iv) If the Corporation shall distribute to the holders of its Common Stock any evidences of its indebtedness, or any options, warrants or rights to subscribe for any security other than its Common Stock or Convertible Securities, or any other assets (excluding dividends and distributions in cash to the extent permitted by law), the Applicable Conversion Rate with respect to each series of Designated Preferred Stock in effect immediately prior to the record date fixed for the determination of the holders of Common Stock entitled to such distribution shall be increased, effective at the opening of business on the next following full business day, to an amount determined by multiplying such Applicable Conversion Rate by a fraction the numerator of which is the current market price of one share of Common Stock on such record date (determined in accordance with the provisions of Section 2.4(d) hereof) and the denominator of which is such current market price less the fair market value (as determined by an independent appraiser selected with the approval of at least seventy percent (70%) of the members of the Board of Directors of the Corporation then in office, whose determination, in the absence of fraud, shall be conclusive) of the amount of evidences of indebtedness, options, rights, warrants or other assets (excluding cash dividends and distributions, as aforesaid) so distributed which is applicable to one share of Common Stock.

          (v) If the Corporation shall issue shares of its Common Stock or Convertible Securities other than Permitted Shares and other than pursuant to a transaction described in Sections 2.4(e)(i) - 2,4(e)(iv) hereof, at a price per share of less than the Applicable Adjustment Price with respect to any series of Designated Preferred Stock, as in effect immediately prior to such issuance, (or, in the case of Convertible Securities, at a price per share which when divided by the conversion rate applicable thereto is less than the Applicable Adjustment Price with respect to any series of Designated Preferred Stock, as in effect immediately prior to such issuance), the Applicable Conversion Rate with respect to such series of Designated Preferred Stock, as in effect immediately prior to such issuance, shall be increased, effective at the opening of business on the next following full business day, to an amount determined by multiplying such Applicable Conversion Rate by a fraction the numerator of which is the number of shares of Common Stock of the Corporation outstanding immediately prior to such issuance plus the number of additional shares of Common Stock to be so issued (or, in the case of Convertible Securities, the number of additional shares of Common Stock into which the Convertible Securities to be so issued would be convertible) and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock of the Corporation which the aggregate purchase price for the total number of additional shares of Common Stock or Convertible Securities to be so issued would purchase at the Applicable Adjustment Price with respect to such series of Designated Preferred Stock, as in effect immediately prior to such issuance.

     No adjustment of the Applicable Conversion Rate with respect to any series of Designated Preferred Stock, as provided in this Section 2.4(e), shall be made by reason of the issuance of shares of Common Stock or Convertible Securities of the Corporation, or options, warrants or rights to subscribe therefor, for cash, property or services, except as provided in Sections 2.4(e)(iii) and 2.4(e)(v)
     hereof. To the extent that any shares of Common Stock or Convertible Securities of the Corporation, or options, warrants or rights to subscribe therefor, shall be issued for a cash consideration, the consideration received by the Corporation therefor shall be deemed to be the amount of the cash received by the Corporation therefor without deduction therefrom of any expenses incurred or any underwriting commissions, discounts or concessions paid or allowed by the Corporation in connection therewith. In the case of the issuance of Common Stock or Convertible Securities, or options, warrants or rights to subscribe therefor, for a consideration all or part of which shall be property received or services performed, the value of such property or services for the purposes of Sections 2.4(e)(iii) and 2.4(e)(v) hereof shall be determined, irrespective of the accounting treatment thereof and without deduction therefrom of any reasonable expenses incurred or any underwriting commissions, discounts or concessions paid or allowed by the Corporation in connection therewith, by at least seventy percent (70%) of the members of the Board of Directors of the Corporation then in office, whose determination, in the absence of fraud, shall be conclusive. Notwithstanding anything in this Restated Certificate of Incorporation to the contrary, any adjustment, pursuant to the provisions of this Section 2.4(e), to the Applicable Conversion Rate with respect to any series of Designated Preferred Stock may be waived by the holders of sixty percent in voting power of the shares of such series of Designated Preferred Stock then outstanding, voting, consenting or otherwise acting as a single class separate from the holders of all other series or classes of capital stock of the Company.

          (f) Adjustment for Mergers, Consolidations, Etc.  In case of any
              -------------------------------------------
     reclassification or change of the outstanding shares of Common Stock of the Corporation (except a split or combination of shares) or in case of any consolidation or merger to which the Corporation is a party (except a merger in which the Corporation is the surviving corporation and which does not result in any reclassification of or change in the outstanding Common Stock of the Corporation, except a split or combination of shares as to which Section 2.4(e)(ii) is applicable) or in case of any sale or conveyance to another corporation of all or substantially all of the property of the Corporation, effective provision shall be made by the Corporation or by the successor or purchasing corporation so that (A) each holder of then outstanding shares of any series of Designated Preferred Stock shall thereafter have the right to convert such shares into the kind and amount of stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock of the Corporation into which such shares of such series of Designated Preferred Stock might have been converted immediately prior thereto, and (B) there shall be subsequent adjustments of the Applicable Conversion Rate with respect to such series of Designated Preferred Stock which shall be equivalent, as nearly as practicable, to the adjustments provided for in
     Section 2.4(e) hereof. The provisions of this Section 2.4(f) shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales or conveyances.

          (g) Taxes.  The issuance of shares of Common Stock of the
              -----
     Corporation on conversion of shares of any series of Designated Preferred Stock shall be without charge to the converting holder of such shares for any tax in respect of the issuance of such shares of Common Stock, but the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of such shares of Common Stock in any name other than that of the holder of record on the books of the Corporation of such shares of such series of Designated Preferred Stock converted, and the Corporation shall not be required to issue or deliver any certificate for shares of Common Stock unless and until the person requesting issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

          (h) Reservation of Stock Issuable Upon Conversion.  Shares of Common
              ---------------------------------------------
     Stock issued on conversion of shares of any series of Designated Preferred Stock shall be issued as fully paid shares and shall be non-assessable by the Corporation. The Corporation shall at all times reserve and keep available for the purpose of effecting the conversion of shares of each series of Designated Preferred Stock such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of all outstanding shares of such series of Designated Preferred Stock, and, to the extent necessary in order to reserve a sufficient number of such shares of Common Stock, the Corporation shall, subject to appropriate shareholder action, amend its Certificate of Incorporation to increase the number of duly authorized but unissued shares of its Common Stock.

          (i) No Reissuance of Preferred Stock.  Shares of any series of
              --------------------------------
     Designated Preferred Stock converted as provided herein shall not be reissued and the Board of Directors shall take appropriate action from time to time to effect reductions in the number of shares of such series of Designated Preferred Stock which the Corporation is authorized to issue.

          (j) Notice of Adjustment.  Upon any adjustment of the Applicable
              --------------------
     Conversion Rate or the Applicable Adjustment Price with respect to any series of Designated Preferred Stock, then and in each such case, the Corporation shall give written notice thereof, by hand or registered or certified mail, postage and charges prepaid, or by express overnight delivery, or by telecopy or telex (in which cases, the original notice shall be sent by means reasonably intended to result in delivery of the original notice to the recipient thereof on the next business day) addressed to each holder of such series of Designated Preferred Stock subject to conversion under this Section 2.4 at the address of such holder as shown on the books of the Corporation, which notice shall state the Applicable Conversion Rate for such series of Designated Preferred Stock resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

          (k) Other Notices.  In case at any time:
              -------------

          (i) the Corporation shall declare any dividend upon its Common Stock payable in cash, stock or Convertible Securities or make any other distribution to the holders of its Common Stock;

          (ii)  the Corporation shall offer for subscription pro rata to the
                                                             --- ----
     holders of its Common Stock any additional shares of stock of any class, any Convertible Securities, or other rights;

          (iii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

          (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

     then, in any one or more of said cases, the Corporation shall give, by any of the means specified in Section 2.4(j) hereof, addressed to each holder of shares of any series of Designated Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

          3.  ADDITIONAL SERIES OF PREFERRED STOCK.  The Board of Directors is
              -------------------------------------
     hereby expressly authorized to provide for, designate and issue, out of the authorized but unissued shares of Preferred Stock, one or more other series of Preferred Stock in addition to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, subject to the terms and conditions set forth herein. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares of any such series:

              (a) the designation of such series, the number of shares to constitute such series and the stated value thereof, if different from the par value thereof;

              (b) whether the shares of such series shall have voting rights or powers, in addition to any voting rights required by law, and, if so, the terms of such voting rights or powers, which may be full or limited;

              (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or series;

              (d) whether the shares of such class or series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

              (e) the amount or amounts payable with respect to shares of such class or series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

              (f) whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

              (g) whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or series of any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

              (h) the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or series;

              (i) the conditions or restrictions, if any, to be effective while any shares of such class or series are outstanding upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other class or series; and

              (j) any other powers, designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof.

               The powers, designations, preferences and relative, participating, optional or other special rights of each series of

     Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The Board of Directors is hereby expressly authorized from time to time to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares thereof then outstanding) the number of shares of stock of any series of Preferred Stock designated to any one or more series of Preferred Stock pursuant to this Section 3. Different series of Preferred Stock shall not be construed to constitute different classes of stock for purposes of voting by classes unless expressly so provided in the resolution or resolutions adopted by the Board of Directors creating or establishing any such series of Preferred Stock.

          4.    COMMON STOCK
                ------------

          4.1.  Increase or Decrease in Authorized Number.  The number of
                ------------------------------------------
     authorized shares of Common Stock may be increased or decreased (but not below the combined number of shares thereof then outstanding and those reserved for issuance upon conversion of the outstanding shares of all series of Designated Preferred Stock) by the affirmative vote of the holders of the majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

          4.2.  Voting Rights.  Except as otherwise required by law, each holder
                -------------
     of Common Stock shall have one vote in respect of each share of Common Stock held of record on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law, and subject to the voting rights provided to the holders of any series of Preferred Stock (other than Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock), the holders of Common Stock and the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock shall vote together as a single class on all matters submitted to the shareholders for a vote.

          4.3.  Dividends.  Each share of Common Stock issued and outstanding
                ---------
     shall be identical in all respects with each other such share, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of Preferred

     Stock and except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have all other rights of stockholders, including, without limitation, (a) the right to receive dividends, when and as declared by the Board of Directors, out of assets lawfully available therefor, and (b) in the event of any distribution of assets upon a liquidation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation remaining after the payment to the holders of the Preferred Stock or of any other class or series of stock ranking senior to the Common Stock upon liquidation of the specific preferential amounts which they are entitled to receive upon such liquidation.

          5.  REVERSE STOCK SPLIT.  Immediately upon the filing with the
              -------------------
     Secretary of State of Delaware of the Certificate of Amendment that, among other things, amends Article FOURTH of the Corporation's Restated Certificate of Incorporation for purposes of including the provisions of this Section 5 in said Article FOURTH (the "Effective Time"), a one-for-seven reverse stock split of the Common Stock (the "Reverse Stock Split") shall become effective such that each share of Common Stock that is issued and outstanding or held in treasury immediately prior to the Effective Time shall be automatically combined and changed (without any further act) into one-seventh (1/7) of one share of fully paid and nonassessable Common Stock of the Corporation, all without changing the par value per share of the Common Stock. No fractional share of Common Stock shall be issued to any holder of record of shares of Common Stock as a result of the Reverse Stock Split, but in lieu of any fraction of a share which would otherwise be issuable to any such holder of record, there shall be paid by the Corporation an amount of cash equal to the pro rata value of such fractional share. Each outstanding stock certificate of the Corporation that was issued at any time prior to the Effective Time shall immediately after the Effective Time represent one-seventh (1/7) of the number of shares of Common Stock shown on the face of such certificate, excluding fractional shares which are subject to cash settlement as provided above. Within a reasonable time after the Effective Time, notice shall be given to the shareholders of record of the Common Stock instructing them to surrender their certificates representing shares of Common Stock to the Corporation for cancellation and reissuance of new certificates representing the number of shares of Common Stock to which such shareholders are entitled after adjustment for the Reverse Stock Split. The aggregate amount of capital represented by the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time shall be appropriately adjusted to reflect the change in the aggregate number of shares of Common Stock outstanding immediately after the Effective Time without changing the par value per share of the Common Stock.

          FIFTH. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the Corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by statute:

          (a) Effective as of the closing (or the first closing) of the Corporation's registered initial public offering of Common Stock (the "IPO Closing"), the Board of Directors shall be divided into three classes of directors, such classes to be as nearly equal in number of directors as possible, having staggered three-year terms of office, the term of office of the directors of the first such class ("Class I") to expire as of the first annual meeting of the Corporation's stockholders following the IPO Closing, those of the second class ("Class II") to expire as of the second annual meeting of the Corporation's stockholders following the IPO Closing, and those of the third class ("Class III") as of the third annual meeting of the Corporation's stockholders following the IPO Closing, such that at each annual meeting of stockholders after the IPO Closing, nominees will stand for election for three-year terms to succeed those directors whose terms are to expire as of such meeting. At each annual meeting of stockholders held from and after the IPO Closing, those directors elected at such meeting to succeed those directors whose terms expire at such meeting, shall serve for a term expiring as of the third annual meeting of stockholders after their elections. Notwithstanding anything expressed or implied to the contrary in the foregoing provisions of this Article FIFTH, each director shall continue to serve as such until the expiration of his term as set forth above in this paragragph (a) and his successor is duly elected and qualified or until his or her earlier death, incapacity, resignation or removal. Subject to the right, if any, of holders of any series of Preferred Stock to remove any director elected by the holders of such series and/or any other series of Preferred Stock, any director serving as such pursuant to this paragraph (a) of Article FIFTH may be removed only for cause and only by the vote of the holders of a majority of the shares of the Corporation's stock entitled to vote for the election of directors.

     Those directors in office immediately prior to the IPO Closing shall be allocated among Class I, Class II and Class III as determined by a resolution or resolutions of the Board of Directors, which may have been adopted prior to the effectiveness of this Restated Certificate of Incorporation.

          (b) The Board of Directors shall have the power and authority:  (1)
     to adopt, amend or repeal any or all of the By-Laws of the Corporation, subject only to such limitations, if any, as may be from time to time imposed by other provisions of this Restated Certificate of Incorporation, by law, or by the By-Laws; and (2) to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgage, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the Corporation, including after-acquired property, and to exercise all of the powers of the Corporation in connection therewith. In case of any vacancy on the Board of Directors, the vacancies shall be filled by the directors at the time having voting power, as may be prescribed herein and in the By-Laws. Directors need not be stockholders of the Corporation. The election of directors need not be written ballot.

          SIXTH. No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that, to the extent
                                  --------  -------
     required from time to time by applicable law, this Article SIXTH shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transactions from which the director derived an improper personal benefit. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

          SEVENTH. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, by reason of being or having been a director or officer of the Corporation or serving or having served at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action or failure to act in an official capacity as a director, trustee, officer, employee or agent or in any other capacity while serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith, as further provided in the By-Laws.

          EIGHTH. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class or series of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of (S)391 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of (S)279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class or series of stockholders of the Corporation, as the case may be, to be summoned in such a manner as the said court directs. If a majority of the number representing three-fourths (3/4ths) in value of the creditors or class of creditors, and/or of the stockholders or class or series of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or stockholders or class or series of stockholders of the Corporation, as the case may be, and also on the Corporation.

          NINTH. The Board of Directors, when considering a tender offer or merger or acquisition proposal, may take into account factors in addition to potential short-term economic benefits to stockholders of the Corporation, including without limitation (A) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the Corporation's capital stock, the estimated current value of the Corporation in a freely negotiated transaction, and the estimated future value of the Corporation as an independent entity and (B) the impact of such a transaction on the employees, suppliers, and customers of the Corporation and its effect on the communities in which the Corporation operates.

          TENTH. Effective from and after the IPO Closing: (i) any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called annual or special meeting of the stockholders, and not by written consent in lieu of such a meeting; and
     (ii) subject to the right, if any, of the holders of any series of Preferred Stock to call special meetings of stockholders of the Corporation, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors, the President, or a majority of the total number of directors which the Corporaton would have if there were no vacancies.

          ELEVENTH. Effective from and after the IPO Closing, the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding voting stock of the Corporation (in addition to any separate class vote that may in the future be required pursuant to the terms of any outstanding Preferred Stock) shall be required (i) to amend or repeal the provisions of Articles FOURTH (to the extent such provisions relate to the authority of the Board of Directors to issue shares of Preferred Stock in one or more series, the terms of which may be determined by the Board of Directors), FIFTH, SEVENTH, NINTH, TENTH or ELEVENTH of the Corporation's Restated Certificate of Incorporation, as amended from time to time, (ii) to amend, adopt or repeal the Corporation's By-Laws (provided, however,
                                                          --------  -------
     that the provisions of this Article ELEVENTH shall in no way limit the power or authority of the Board of Directors to amend, adopt or repeal By-
     Laws), or (iii) to reduce the number of authorized shares of Common Stock or Preferred Stock."

     SECOND.   The amendments to the Corporation's Restated Certificate of
Incorporation were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and attested by its Secretary this _____ day of ____, 1996.

                              CUBIST PHARMACEUTICALS, INC.



                              By_____________________________
                                Scott M. Rocklage,
                                President

ATTEST:



__________________________
Justin P. Morreale,
Secretary